January 31, 2007

LEONARD GOLDBERG NAMED TO BOARD OF DIRECTORS OF

CBS CORPORATION

CBS Corporation (NYSE: CBS and CBS.A) announced that its Board of Directors has elected Leonard Goldberg, one of television and film’s most accomplished producers and executives, to serve on the Company’s Board.

Goldberg has served as President of a major Hollywood studio, 20th Century Fox, Head of Programming at the ABC Television Network and as Head of Production for a television studio, Screen Gems (now Columbia Pictures Television). As President of 20th Century Fox in the late 80s, his studio produced the critically acclaimed, hit movies “Big,” “Die Hard,” “Wall Street,” “Broadcast News” and “Working Girl.” He also produced the hugely successful motion pictures “WarGames,” “Sleeping with the Enemy,” “Double Jeopardy” and “Charlie’s Angels” under his own banner. While Head of Programming for the ABC Television Network, Goldberg was responsible for developing and introducing an entirely new format, the Made-For-Television Movie. He later partnered with Aaron Spelling to produce several classic series, including “Charlie’s Angels,” “Hart to Hart,” “Starsky and Hutch” and “Fantasy Island.” At Screen Gems, Goldberg set into motion production of the landmark television film “Brian’s Song.”

A graduate of the Wharton School of Finance and Commerce, Goldberg began his career at ABC in its research department before rising to become Vice President of Daytime Programming where he introduced such prototypical, highly successful shows as “The Dating Game,” “The Newlywed Game” and “Dark Shadows.”

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CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime and CSTV Networks), local television (CBS Television Stations), television production and syndication (CBS Paramount Network Television and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products) and video/ DVD (CBS Home Entertainment). For more information, log on to www.cbscorporation.com.

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Press Contact

Dana McClintock	212/975-1077	dlmcclintock@cbs.com